CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference to our firm in the Post-Effective Amendment No. 163 to the Registration Statement on Form N-1A of the Schwab High Yield Municipal Bond Fund, and to the use of our report dated April 29, 2020 on the financial statements and financial highlights which appear in the February 29, 2020 Annual Report to Shareholders of the Wasmer Schroeder High Yield Municipal Bond Fund, a series of Advisors Series Trust. We also consent to the references to our firm under the Financial Highlights in such registration statement.

/s/Tait, Weller & Baker LLP
/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 16, 2021